Exhibit 6.3

CONSULTING SERVICES AGREEMENT

THIS AGREEMENT made this 11th day of January, 2021 (the “Effective Date”):

BETWEEN:

MIDORI-BIO INC., a corporation incorporated under the Canada Business Corporations Act

(hereinafter referred to as the “Corporation”)

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2863358 ONTARIO INC., a corporation incorporated under the Business Corporations Act (Ontario)

(hereinafter referred to as the “Consultant”)

WHEREAS the Corporation wishes to retain the Consultant to perform the Services (as herein defined) for such consideration and on such terms and conditions as set forth in this agreement (the “Agreement”);

AND WHEREAS the Consultant agrees to provide the requested Services;

NOW THERFORE the parties agree as follows:

1. Services

The Corporation hereby retains the Consultant to provide the Services set forth in Schedule “A” to this Agreement.

2. Term

The Corporation hereby retains the Consultant for an initial term of ten (10) years, commencing upon the Effective Date (the “Initial Term”). Unless earlier terminated as hereinafter provided in Section 11, this Agreement shall be automatically extended on an annual basis (such annual periods referred to as “Additional Terms”) upon the expiration of the Initial Term or any Additional Term.

3. Consideration

(a)	In consideration of the Consultant rendering the Services, the Corporation shall grant the consideration described in Schedule “ B” to this Agreement.

(b)	All or part of the amounts payable under this may be subject to Harmonized Sales Tax and/or any other applicable federal or provincial sales tax (collectively, “tax”). Where tax is applicable, an additional amount equal to the amount of tax owing thereon will be charged to the Corporation.

4. Employee Services

To the extent that the provision of Services involves employees, contractors or other personnel of the Consultant, such persons shall remain in the employment of, under contract to or in the service of the Consultant and shall not become employees of or contractors of the Corporation, regardless of the type or nature of services provided. The Consultant shall remain responsible and liable for the payment of any and all compensation, withholdings, premiums, benefits, or other obligations of any kind whatsoever owing to such persons, including all severance costs and termination payments.

5. Independent Contractor

At all times relevant hereto, the Consultant shall be, and remain, an independent contractor responsible for all obligations and liabilities which the Consultant may incur in connection with its performance under this Agreement. Nothing contained herein shall be considered as creating an employer-employee relationship between the parties to this Agreement. The Consultant shall be responsible for all of the Consultant’s taxes and other remittances incurred in the capacity of independent consultant.

6. Covenants of Consultant

The Consultant hereby covenants with the Corporation, and acknowledges and confirms that the Corporation is relying on such covenants in connection with entering into this Agreement, that it will:

(a)	cause the Services to be performed in accordance with standards generally accepted in the industry in which the Corporation operates and shall render the Services honestly and in good faith and, in connection therewith, shall exercise the degree of care, diligence and skill that a reasonably prudent provider of similar services would exercise in comparable circumstances;

(b)	abide by the reasonable policies, procedures, rules, regulations, guidelines and instructions which are established or conveyed by the Corporation, whether orally or in writing, to the Consultant, as the same may be amended from time to time, at the sole discretion of Corporation;

(c)	it will coordinate all efforts with the Corporation, and at all times keep the Corporation fully advised of the Consultant’s efforts;

(d)	act at all times in a professional manner and in accordance with all applicable laws, regulations, and other requirements of applicable governmental authorities, and for greater certainty, the Consultant will comply with all securities laws, regulations, rules, rulings, orders and applicable policy statements issued by the securities regulators in all relevant jurisdictions of Canada, and all applicable laws of the jurisdictions outside Canada (the “Applicable Securities Laws”); and

(e)	not deliver or provide to any party any information respecting the Corporation, other than information designated by the Corporation or its legal counsel for delivery to such party.

7. Corporation-Furnished Data

All computer engineering and technical data, projections, financial information, plans, specifications, or other Corporation furnished property shall remain the exclusive property of the Corporation. The Consultant agrees that such Corporation property will be used for no purpose other than for work for the Corporation under this Agreement. The Consultant shall be responsible for the safekeeping of all such property. Upon conclusion of the work/Services hereunder, such property shall be returned to the Corporation.

8. Ownership of Work Product

The Corporation shall have complete and unrestricted right to use all reports, documents and other data and information prepared by the Consultant in connection with its performance of the Services (herein called the “Consultant’s Work Product”). It is expressly agreed that the Consultant’s Work Product is the exclusive property of the Corporation and upon the termination of this Agreement all originals and copies of the Consultant’s Work Product shall be delivered to the Corporation. The Consultant’s Work Product shall not be used by the Consultant for any purpose other than the performance of the Services without the prior written consent of the Corporation.

9. Intellectual Property and Proprietary Rights

The Consultant shall not acquire any right, title, or interest in or to any intellectual property rights (including without limitation patents, copyright and trade secrets) of the Corporation. In the event the Consultant contributes to any new technology or patentable process invention as a result of providing services to the Corporation, such new technology or patentable invention shall be the exclusive property of the Corporation. the Corporation shall have the exclusive right to file patent applications.

10. Enforcement

(a)	The Consultant acknowledges that pursuant to the Agreement, the Consultant will have access to information and processes, the disclosure of which could be to the great detriment of the Corporation, its affiliates, subsidiaries and related entities, and agrees that the restrictions and covenants contained herein are reasonably required for the protection of the Corporation and its goodwill, and that the Consultant’s agreement to same constitute a material inducement to the Corporation to enter into or amend for the benefit of the Consultant a contractual relationship with the Consultant and that the Corporation would not contract with the Consultant absent such an inducement.

(b)	The Consultant understands and agrees, without prejudice to any and all other rights of the Corporation, that in the event of its violation or attempted violation of any of the covenants contained herein, an injunction or other like remedy shall be the only effective method to protect the Corporation’s rights and property as set out above, and that an interim injunction may be granted immediately on the commencement of any suit.

(c)	In the event that any clause herein should be unenforceable or be declared invalid for any reason whatsoever, such enforceability or invalidity shall not affect the enforceability or validity of the remaining portions of the covenants and such unenforceable or invalid portions shall be severable from the remainder of the Agreement.

11. Termination

(a)	This Agreement may be terminated at any time, by the mutual written consent of the parties hereto.

(b)	The Corporation may terminate this Agreement upon providing the Consultant with thirty-six (36) months’ notice in writing; provided the Corporation may provide the Consultant with thirty-six (36) months’ pay in lieu of notice in a sum equal to the Consulting Fee the Consultant would earn over the thirty-six (36) month termination period.

(c)	The Consultant may terminate this Agreement upon providing the Corporation with 30 days’ advance notice in writing. The Company may waive this period in whole or part. The Consultant shall be paid all amounts owing to the Consultant as of, and up to, the effective date of the termination.

(d)	This Agreement may be terminated at any time by the Corporation immediately without further or written notice to the Consultant if:

	(i)	the Consultant persistently fails to perform the Services or otherwise fails to comply with a material provision of this Agreement;

	(ii)	the Consultant or any employee of the Consultant commits any material misrepresentation or any dishonest or fraudulent act in the performance of any obligations hereunder;

	(iii)	the Consultant or any employee of the Consultant engages in conduct that tends to damage the Corporation’s goodwill or reputation for which the Consultant has been put on written notice; or

	(iv)	if the Consultant becomes a participant in, or subject to, any legal proceedings where it is alleged that the Consultant has committed gross negligence, fraud, conversion or wrongful death.

(e)	This Agreement shall be terminated immediately without notice by reason of the death of the Consultant’s principal, Robert Leeder. In the event of termination pursuant to this Section, the Corporation shall pay the Consultant all Consulting Fees for Services completed up to and including the effective date of such termination (the “Termination Date”).

12. Notices

All notices, requests, demands, instructions and other communications (herein referred to as “Notices”) shall be in writing, and shall be addressed respectively as follows:

(a)	If to the Consultant:	●

(b)	If to the Corporation:	3134 Driftwood Drive, Burlington, ON L7M 3E1

Attention: Kenneth Lyons, CEO email: ken@midori-bio.com

All Notices shall be given (a) by personal delivery to a party or (b) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (c) by registered or certified mail return receipt requested. All Notices shall be effective and shall be deemed delivered on the date received. A party may change its address by Notice to the other party.

13. General

(a)	Interpretation.

(i) Any headings preceding the text and paragraphs in this Consulting Agreement have been inserted for convenience only and shall not be construed to affect the meaning, construction or effect of the Consulting Agreement.

(ii) Where the context so requires, words importing the singular number include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders.

(iii) All references herein to dollar amounts are to lawful money of Canada unless specifically stated otherwise.

(b)	Further Assurances. The parties agree to sign all such documents and to do all such things as may be necessary or desirable to more completely and effectively carry out the terms and intentions of this Agreement.

(c)	Entire Agreement. The foregoing contains the entire agreement of the parties hereto with respect to consulting and corporate services and supersedes and replaces any existing agreement, whether written or oral, between the parties relating generally to the same subject matter.

(d)	Enurement. The provisions of this Agreement, where the context permits, shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

(e)	Survival. All representations and obligations (including without limitation the mutual obligations of indemnification) shall survive the termination of this Agreement and expire upon the earlier of (i) any limitation of liability applicable under the Limitations Act, 2002, S. O. 2002, c. 24, Sch. B, as amended, and (ii) two years from the date of completion of Services.

(f)	Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not effect or limit the validity or enforceability of the remaining provisions of this Agreement.

(g)	Amendment. Any amendment or supplementation of this Agreement shall be effective only if in writing.

(h)	Waiver. No waiver of any provision of this Consulting Agreement shall be binding unless it is in writing. No indulgence or forbearance by a party shall constitute a waiver of such party’s right to insist on performance in full and in a timely manner of all covenants in this Agreement. Waiver of any provision shall not be deemed to waive the same provision thereafter or any other provision of this Agreement at any time.

(i)	Assignment. This Agreement shall not be assignable by either of the parties without the prior written consent of the other party and any purported assignment not permitted under this Agreement shall be void. Notwithstanding the foregoing, the Corporation shall be entitled to assign this Agreement to any of its affiliated companies or to any acquiror of all or substantially all of the Corporation’s business or operations.

(j)	Publicity. Neither party will issue any press release or other public announcement relating to this Agreement or any activities related thereto without the prior written consent of the other party, except where such announcements are required by law or regulation, in which the event the parties will use all reasonable efforts to consult with each other and cooperate with respect to the wording of any such announcement.

(k)	Governing Law. This Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(l)	Electronic Copies and Counterparts. Each of the parties shall be entitled to rely on delivery by electronic means of an executed copy of this Consulting Agreement, and such electronic copy shall be legally effective to create a valid and binding agreement between the parties in accordance with the terms hereof. In addition, this Consulting Agreement may be executed by the parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MIDORI-BIO INC.

/s/ Kenneth Lyons
By:	Kenneth Lyons, CEO
I have authority to bind the Corporation.

2863358 ONTARIO INC.

/s/ Robert Leeder
By:	Robert Leeder, President
I have authority to bind the Corporation.

SCHEDULE “A”

SERVICES

This Schedule “A” forms part of the Agreement between the Corporation and the Consultant dated January 11th, 2021 (the “Agreement”). Capitalized terms used in this Schedule “A” and not otherwise defined have the meanings given to such terms in the Agreement.

Services:

During the Initial Term and any Additional Term the Consultant shall provide to the Corporation the following Services:

1) Services list

These duties and other duties appropriate to the position will be conducted by the Consultant using its best efforts; acting honestly and in good faith with a view to the best interests of the Corporation and its shareholders; and exercising the standard of care, skill and diligence that a reasonably prudent person would exercise in the performance of such duties in comparable circumstances.

SCHEDULE “B”

CONSIDERATION

This Schedule “B” forms part of the Consulting Agreement between the Corporation and the Consultant dated January 11th, 2021 (the “Agreement”). Capitalized terms used in this Schedule “B” and not otherwise defined have the meanings given to such terms in the Agreement.

1. Compensation for Services.

In consideration of the Consultant rendering the Services,

(a)	the Corporation shall pay the Consultant the following consideration for its Services (collectively, the “Consulting Fee”):

	(i)	a fee at a rate of CAD$27,085.00 per month plus HST commencing August 1, 2021. For further clarity, the Consulting Fee for the Initial Term and any Additional Terms that are a full month will be paid at the full Consulting Fee rate. The Consultant shall submit monthly invoices to the Corporation in advance of the provision of Services, which invoices shall be paid within two business days of receipt by the Corporation; and

	(ii)	in the event that the Corporation, or an entity that acquires all of the issued and outstanding securities of the Corporation (“Parentco”), completes a listing of its securities on a recognized and publicly traded stock exchange in Canada or the United States (a “Listing Event”), the Corporation or the Parentco, as the case may be, shall award the Consultant 1,000,000 restricted stock units concurrently with a Listing Event pursuant to the terms of a Restricted Stock Unit Plan to be adopted by the Corporation or Parentco, as the case may be.

(b)	The Services contemplated herein are anticipated to comprise approximately thirty (30) to forty (40) hours per week of effort on average; however, this is an approximation and the parties agree that such time commitment may be reasonably more or less than that total, and that the total is considered for an average week during the term of this Agreement.

2. Expenses.

The Corporation shall reimburse the Consultant for reasonable expenses incurred by the Consultant in connection with the Services.

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